Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2024 Second-Quarter Results
Announces Decisive Measures to Accelerate Cash Flow Generation
and Debt Reduction

OVERLAND PARK, Kan. (May 7, 2024) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2024 second-quarter results. In addition, the company announced certain actions it is undertaking to improve cash generation and accelerate debt reduction, including the board of directors determining not to declare dividends for the foreseeable future. Unless otherwise noted, it should be assumed that time periods referenced below are on a fiscal-year basis.

MANAGEMENT COMMENTARY

"Our results this quarter as well as our full-year outlook were directly and meaningfully impacted by one of the mildest winters experienced in over 25 years and by obstacles to the advancement of our fire-retardant business," said Edward C. Dowling Jr., president and CEO. "Accordingly, we are announcing a series of new and ongoing actions to address these challenges, including the indefinite suspension of dividend payments, adoption of operational changes to enhance flexibility and right size our highway deicing inventory and production profile, and advancement of SG&A cost saving measures including a recent reduction in our corporate workforce. These actions are in line with our previously announced focus on improving cash flow generation and returns on capital in the Salt and Plant Nutrition businesses, and accelerating debt reduction. While difficult decisions to make, each action was carefully considered and determined to be the best path forward to unlock the intrinsic value of our company amid a difficult landscape. I believe that we are positioning the company to realize the significant potential inherent in the unique assets of our core business."

CASH FLOW-ENHANCING ACTIONS

Consistent with its goal of maximizing cash available for deleveraging, the company is proceeding with the following actions:
•The board of directors has determined not to declare dividends for the foreseeable future, freeing up approximately $25 million annually;
•Positioning the company to substantially reduce inventory levels during the upcoming deicing season by immediately curbing production levels at Goderich mine, including the recent temporary layoff of approximately 22% of the mine's represented workforce;
•Advancing a multifaceted selling, general, and administrative (SG&A) cost savings initiative aimed at achieving industry-leading cost competitiveness by year-end 2025; efforts include recent headcount reductions at the company's Overland Park

Compass Minerals Reports Second Quarter Earnings

headquarters and rationalization of functional support costs across the organization; and
•Implementing a revamped governance structure and prioritization process for maintenance, repair and overhaul expenditures to improve capital efficiency and standardization in capital investment decision-making across all operating sites.

QUARTERLY FINANCIAL RESULTS

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions, except per share data)	2024	2023	2024	2023
Revenue	$364.0	$411.1	$705.7	$763.5
Operating (loss) earnings	(45.8)	47.9	(101.1)	75.8
Adjusted operating earnings*	65.4	50.8	87.4	79.0
Adjusted EBITDA*	87.3	77.4	146.7	139.2
Net loss	(48.0)	(21.6)	(123.1)	(21.9)
Net loss per diluted share	(1.16)	(0.53)	(2.99)	(0.55)
Adjusted net earnings (loss)*	63.2	(18.7)	65.4	(18.7)
Adjusted net earnings (loss)* per diluted share	1.49	(0.46)	1.55	(0.47)
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

QUARTERLY FINANCIAL HIGHLIGHTS

•Adjusted EBITDA increased 13% year over year to $87.3 million, which includes a non-cash gain of $24.3 million related to the decline in the valuation of the Fortress contingent liability discussed below;
•The Salt segment reported a 9% and 7% decrease year over year in both operating earnings and adjusted EBITDA, respectively, led by 21% lower sales volumes; per-unit profitability improved with adjusted EBITDA per ton increasing 19% to $23.95;
•Plant Nutrition sales volumes increased 23% year over year to 74 thousand tons, reflecting the normalization of demand in core West Coast markets;
•Recognized a quarterly loss on impairments, of $106.6 million related primarily to write downs of goodwill and intangible assets related to the Fortress business and a goodwill impairment in the Plant Nutrition segment; and
•Reported other operating income of $21.2 million during the quarter, which primarily reflects the decline in the valuation of the contingent consideration liability associated with the Fortress acquisition given recent challenges facing the magnesium chloride-based product line in the fire-retardants business.

Compass Minerals Reports Second Quarter Earnings

SALT BUSINESS SUMMARY

Winter weather in the company's core markets during the second quarter of 2024 was exceptionally weak, marking one of the mildest quarters in over 25 years. Operating earnings declined 9% year over year to $66.4 million and adjusted EBITDA decreased to $83.0 million, down 7% from the prior-year period. Adjusted EBITDA per ton improved 19% to $23.95 driven by favorable product and customer sales mix.

Salt revenue totaled $310.4 million and was down 14% year over year, driven by a 21% year-over-year sales volume decline, partially offset by a 9% increase in average sales price. In the highway deicing business, the company realized a 7% increase in average highway deicing selling prices while sales volumes declined 22% due to a combination of exceptionally mild weather in the second quarter of the year and the impact of lower committed bid volumes compared to the prior-year bid season. Consumer and industrial (C&I) pricing rose 11% year over year to approximately $197 per ton, helping defray logistics and production cost increases. C&I sales volumes declined by 14% primarily due to lower retail deicing demand reflecting the aforementioned mild weather across the company's served markets.

Distribution costs per ton were up 7% year over year due primarily to changes in the customer/regional sales mix, while all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton rose 9% from the comparable prior-year quarter primarily due to lower production and sales tons to absorb fixed costs.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition revenue for the quarter totaled $50.1 million, up 5% year over year. Consistent with the first quarter, normalizing demand in the company's core West Coast markets resulted in a return of sales volumes in the quarter to historical levels following extraordinary prior-year weather events in select key markets, with volumes up 23% year over year. The average segment sales price for the quarter was down 15% year over year to approximately $680 per ton, reflecting a rebalancing of global supply and demand for potassium-based fertilizers. The company recognized an impairment of goodwill of $51.0 million in the quarter that reflects tempered long-term financial projections for the Plant Nutrition business.

Per-unit distribution costs for the quarter decreased 12% year over year as higher sales volumes resulted in increased absorption of fixed costs. Reported all-in product costs per ton, which includes the aforementioned goodwill impairment, increased 86% year over year. Excluding the goodwill impairment, all-in product costs per ton would have declined by 12% year over year as fixed costs absorption improved with sales volumes normalizing around historical levels.

Compass Minerals Reports Second Quarter Earnings

Operating loss in the Plant Nutrition business totaled $53.4 million for the quarter, which includes the aforementioned goodwill write down. This represents an increase from the operating loss of $0.7 million in the prior-year quarter. Adjusted EBITDA declined to $6.9 million versus $7.8 million year over year.

FORTRESS NORTH AMERICA UPDATE

As previously reported, in March of 2024 Compass Minerals was informed of issues impacting the utilization of magnesium chloride-based fire retardants in aerial firefighting. As a result of the uncertainty surrounding the future use of these magnesium chloride-based products, the company recognized a loss on impairment in the quarter of $55.6 million related to write downs of goodwill and intangible assets. The company also recognized a quarterly non-cash gain of $24.3 million within other operating income related to the decline in the valuation of the contingent consideration liability associated with the Fortress acquisition.

The company is evaluating various alternatives regarding the path forward for this business given developments over the last several weeks.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $22.3 million for the six months ended March 31, 2024, compared to $149.5 million in the prior year. The change year over year was due primarily to increased working capital requirements.

Net cash used in investing activities was $66.4 million for the six months ended March 31, 2024, up $16.8 million year over year principally driven by higher capital expenditures. Total capital investment for the six months ended March 31, 2024, was $65.3 million, of which approximately $24 million related to the company's terminated lithium project.

Net cash provided by financing activities was $45.3 million for the six months ended March 31, 2024, including net borrowings of $72.1 million, partially offset by dividends of $12.7 million. In the prior year, net cash provided by financing activities reflected the proceeds from a private placement of common stock and the pay down of a portion of outstanding debt.

The company ended the quarter with $277.7 million of liquidity, comprised of $40.0 million in cash and cash equivalents and $237.7 million of availability under its $375 million revolving credit facility.

In March 2024, the company amended its existing credit facility to provide covenant relief and provide for greater flexibility over time across a broad range of operating scenarios. At quarter-end, the consolidated total net leverage ratio was 4.3 times, within the company's net leverage covenant of 6.0 times.

Compass Minerals Reports Second Quarter Earnings

UPDATED 2024 OUTLOOK

Updated guidance and commentary for 2024 is reflected below.

Salt Segment
2024 Range
Highway deicing sales volumes (thousands of tons)	7,300 - 7,400
Consumer and industrial sales volumes (thousands of tons)	1,900 - 2,000
Total salt sales volumes (thousands of tons)	9,200 - 9,400

Revenue (in millions)	$900 - $920
Adj. EBITDA (in millions)	$200 - $210

The second quarter saw the continuation of mild winter weather across the company's core service markets. Snow events in those core geographies were approximately 70% and 60% of the 10-year average for the quarter and the full winter, respectively. With the vast majority of the highway deicing season completed, the Salt segment guidance range for the year has been narrowed in line with the Mild Winter profitability guidance reflected in prior guidance.

The company's decision to curtail production at Goderich mine results in incremental costs that adversely impact adjusted EBITDA guidance for the year. The revised adjusted EBITDA guidance reflects approximately $14 million of incremental expenses that are split roughly evenly between the remaining quarters of the year and includes accelerated recognition of certain production costs. When operating within normalized production levels, fixed production costs are inventoried and then recognized as product costs when inventory is sold. As a result of curtailed production levels being implemented at Goderich mine being below the mine's long-run average, U.S. generally accepted accounting principles (GAAP) requires a portion of the company's fixed production costs to be reflected as expense in the periods in which they are incurred rather than as a component of inventory.

The anticipated decline in inventory and associated conversion to cash resulting from the production curtailment described above is expected to be realized predominantly between October 2024 and March 2025 as highway deicing sales transpire. The magnitude of the inventory drawdown will be influenced by the severity of the coming winter deicing season and the duration of the production curtailment at Goderich mine.

Plant Nutrition Segment
2024 Range
Sales volumes (thousands of tons)	280 - 310
Revenue (in millions)	$170 - $205
Adj. EBITDA (in millions)	$15 - $30

Plant Nutrition guidance reflects a reduction of the top end of the adjusted EBITDA range. Year to date, the company has managed to maintain strong product pricing relative to alternative products, with sales volumes tracking toward the lower part of the provided range.

Compass Minerals Reports Second Quarter Earnings

Corporate
2024 Range
	Fortress[1]	Other[2]	Total
Adj. EBITDA (in millions)	$2 - $3	($57) - ($52)	($55) - ($49)
(1)    Fortress contribution includes adjusted EBITDA carried over from its calendar year 2023 USFS take-or-pay contract as well as ongoing overhead costs; no assumptions with respect to 2024 activity with the USFS have been assumed.
(2)    Other adjusted EBITDA includes i) approximately $5 million of lithium-related costs, unchanged from previously provided guidance, and ii) the year-to-date non-cash gain of $21.4 million related to the decline in the valuation of the contingent consideration liability associated with the Fortress acquisition, reflecting quarterly fluctuations of that liability due to changes in the discount rate and the projected business performance used in the valuation.

Projected Corporate segment results shown in the table above include corporate expenses in support of the company's core businesses, lithium-related development operating expenses, Fortress financial results, and the results of DeepStore, the company's records and management services business in the U.K. The decline in the company's current profit outlook for Fortress reflects the cost of maintaining adequate staffing while the company continues discussions with the USFS. Guidance for Other corporate costs includes the year-to-date non-cash gain related to a decline in the valuation of the contingent consideration liability associated with the Fortress acquisition.

Total Compass Minerals
2024 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$200 - $210	$15 - $30	($55) - ($49)	$160 - $191

2024 Capital Expenditures
	Sustaining	Lithium[2]	Fortress	Total
Capital expenditures (in millions)	$80 - $90	~$30	$5 - $10	$115 - $130
(1)    Includes financial contribution of Fortress and DeepStore.
(2)    Lithium capital expenditures principally relate to items committed to or made prior to the suspension of further investment in the lithium project. As a result of the termination of the lithium project and the related impairment in the first quarter of 2024, a portion of these expenditures that related to committed items that had not been received by December 31, 2023 were not classified as capital expenditures within the consolidated statements of cash flows when paid.

Total capital expenditures for the company in 2024 are now expected to be within a range of $115 million to $130 million. Approximately $30 million of lithium-associated expenditures are included, principally related to "in flight" items ordered prior to the November 2023 project suspension. The company's projections also include $5 million to $10 million of capital investment in the company's fire-retardants business.

Compass Minerals Reports Second Quarter Earnings

Other Assumptions
($ in millions)	2024 Range
Depreciation, depletion and amortization	$100 - $110
Interest expense, net	$65 - $70
Effective income tax rate (excl. valuation allowance and impairments)	0% - 5%

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 8, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A supporting corporate presentation with 2024 second-quarter results is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, it is working to develop a next-generation, long-term fire-retardant business that offers more innovative and environmentally friendly products in the fight against wildfires. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Second Quarter Earnings

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about efforts to improve cash generation and debt reduction; inventory levels; Fortress North America's operating expenses, necessary capital investment, development of non-magnesium chloride-based aerial fire retardant formulations, including qualifications and approvals, and discussions with the USFS; estimated expenditures related to the termination of the company's lithium brine development project; expectations for highway deicing pricing and volumes for the upcoming winter, and the company's outlook for 2024, including its expectations regarding sales volumes, revenue, Adjusted EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. The company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from its ownership of Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2023 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2023 and Mar. 31,2024, filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and

Compass Minerals Reports Second Quarter Earnings

income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation, impairment charges and certain restructuring charges. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring, unusual items and/or distinct non-core initiatives without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings (loss), and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Compass Minerals Reports Second Quarter Earnings

Special Items Impacting the Three Months Ended March 31, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	Other operating expense	$2.1	$—	$2.1	$0.05
Restructuring charges	Salt	COGS and SG&A	0.4	—	0.4	0.01
Restructuring charges	Plant Nutrition	COGS and SG&A	0.6	—	0.6	0.01
Impairments	Corporate and Other	COGS and Loss on impairments	57.1	—	57.1	1.36
Goodwill impairment	Plant Nutrition	Loss on impairments	51.0	—	51.0	1.22
Total			$111.2	$—	$111.2	$2.65

Special Items Impacting the Six Months Ended March 31, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	Other operating expense	$4.6	$—	$4.6	$0.11
Restructuring charges	Salt	COGS and SG&A	0.4	—	0.4	0.01
Restructuring charges	Plant Nutrition	COGS and SG&A	0.6	—	0.6	0.01
Impairments	Corporate and Other	COGS and Loss on impairments	131.9	—	131.9	3.18
Goodwill impairment	Plant Nutrition	Loss on impairments	51.0	—	51.0	1.23
Total			$188.5	$—	$188.5	$4.54
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Operating (loss) earnings	$(45.8)	$47.9	$(101.1)	$75.8
Restructuring charges(1)	3.1	3.3	5.6	3.3
Loss on impairments(2)	108.1	—	182.9	—
Accrued loss and legal costs related to SEC investigation(3)	—	(0.4)	—	(0.1)
Adjusted operating earnings	$65.4	$50.8	$87.4	$79.0
Sales	364.0	411.1	705.7	763.5
Operating margin	(12.6)%	11.7%	(14.3)%	9.9%
Adjusted operating margin	18.0%	12.4%	12.4%	10.3%
(1)    The company incurred severance and related charges for reductions in workforce and changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project.
(2)     The company recognized impairments of goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the three and six months ended March 31, 2024. The company also recognized the impairment of long-lived assets related to the termination of the lithium development project for the six months ended March 31, 2024. Impairments of long-lived assets and goodwill are included in loss on impairments, while the impairment of inventory is included in product cost, both on the Consolidated Statements of Operations.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Reconciliation for Adjusted Net Earnings (Loss) (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net loss	$(48.0)	$(21.6)	$(123.1)	$(21.9)
Restructuring charges(1)	3.1	3.3	5.6	3.3
Loss on impairments(2)	108.1	—	182.9	—
Accrued loss and legal costs related to SEC investigation(3)	—	(0.4)	—	(0.1)
Adjusted net earnings (loss)	$63.2	$(18.7)	$65.4	$(18.7)

Net loss per diluted share	$(1.16)	$(0.53)	$(2.99)	$(0.55)
Adjusted net earnings (loss) per diluted share	$1.49	$(0.46)	$1.55	$(0.47)
Weighted-average common shares outstanding (in thousands):
Diluted	41,306	41,110	41,255	40,423
(1)    The company incurred severance and related charges for reductions in workforce and changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project.
(2)    The company recognized impairments of goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the three and six months ended March 31, 2024. The company also recognized the impairment of long-lived assets related to the termination of the lithium development project for the six months ended March 31, 2024.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net loss	$(48.0)	$(21.6)	$(123.1)	$(21.9)
Interest expense	17.1	14.2	32.9	28.1
Income tax (benefit) expense	(13.1)	55.1	(11.3)	67.0
Depreciation, depletion and amortization	26.8	24.5	52.3	48.4
EBITDA	(17.2)	72.2	(49.2)	121.6
Adjustments to EBITDA:
Stock-based compensation - non cash	(4.9)	3.1	7.0	13.7
Interest income	(0.2)	(1.9)	(0.6)	(3.0)
(Gain) loss on foreign exchange	(2.5)	(0.2)	(0.6)	2.3
Restructuring charges(1)	3.1	3.7	5.6	3.7
Loss on impairments(2)	108.1	—	182.9	—
Accrued loss and legal costs related to SEC investigation(3)	—	(0.4)	—	(0.1)
Other expense, net	0.9	0.9	1.6	1.0
Adjusted EBITDA	$87.3	$77.4	$146.7	$139.2
(1)    The company incurred severance and related charges for reductions in workforce and changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project.
(2)    The company recognized impairments of goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the three and six months ended March 31, 2024. The company also recognized the impairment of long-lived assets related to the termination of the lithium development project for the six months ended March 31, 2024.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports Second Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Sales	$310.4	$360.5	$584.7	$668.6
Operating earnings	$66.4	$73.1	$116.9	$120.2
Operating margin	21.4%	20.3%	20.0%	18.0%
Adjusted operating earnings(1)	$66.8	$74.1	$117.3	$121.2
Adjusted operating margin(1)	21.5%	20.6%	20.1%	18.1%
EBITDA(1)	$82.6	$87.9	$148.3	$148.9
EBITDA(1) margin	26.6%	24.4%	25.4%	22.3%
Adjusted EBITDA(1)	$83.0	$88.9	$148.7	$149.9
Adjusted EBITDA(1) margin	26.7%	24.7%	25.4%	22.4%
Sales volumes (in thousands of tons):
Highway deicing	3,045	3,915	5,311	6,816
Consumer and industrial	421	488	1,010	1,108
Total Salt	3,466	4,403	6,321	7,924
Average prices (per ton):
Highway deicing	$74.72	$69.90	$72.86	$68.07
Consumer and industrial	$196.93	$177.77	$195.77	$184.63
Total Salt	$89.55	$81.87	$92.50	$84.37
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Reported GAAP segment operating earnings	$66.4	$73.1	$116.9	$120.2
Restructuring charges(1)	0.4	1.0	0.4	1.0
Segment adjusted operating earnings	$66.8	$74.1	$117.3	$121.2
Segment sales	310.4	360.5	584.7	668.6
Segment operating margin	21.4%	20.3%	20.0%	18.0%
Segment adjusted operating margin	21.5%	20.6%	20.1%	18.1%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Reported GAAP segment operating earnings	$66.4	$73.1	$116.9	$120.2
Depreciation, depletion and amortization	16.2	14.8	31.4	28.7
Segment EBITDA	$82.6	$87.9	$148.3	$148.9
Restructuring charges(1)	0.4	1.0	0.4	1.0
Segment adjusted EBITDA	$83.0	$88.9	$148.7	$149.9
Segment sales	310.4	360.5	584.7	668.6
Segment EBITDA margin	26.6%	24.4%	25.4%	22.3%
Segment adjusted EBITDA margin	26.7%	24.7%	25.4%	22.4%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Sales	$50.1	$47.7	$99.8	$89.3
Operating (loss) earnings	$(53.4)	$(0.7)	$(55.7)	$10.3
Operating margin	(106.6)%	(1.5)%	(55.8)%	11.5%
Adjusted operating (loss) earnings(1)	$(1.8)	$(0.3)	$(4.1)	$10.7
Adjusted operating margin(1)	(3.6)%	(0.6)%	(4.1)%	12.0%
EBITDA(1)	$(44.7)	$7.4	$(38.6)	$26.7
EBITDA(1) margin	(89.2)%	15.5%	(38.7)%	29.9%
Adjusted EBITDA(1)	$6.9	$7.8	$13.0	$27.1
Adjusted EBITDA(1) margin	13.8%	16.4%	13.0%	30.3%
Sales volumes (in thousands of tons)	74	60	149	105
Average price (per ton)	$680.24	$795.87	$670.22	$850.84
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Plant Nutrition Segment Adjusted Operating (Loss) Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Reported GAAP segment operating (loss) earnings	$(53.4)	$(0.7)	$(55.7)	$10.3
Restructuring charges(1)	0.6	0.4	0.6	0.4
Loss on goodwill impairment(2)	51.0	—	51.0	—
Segment adjusted operating (loss) earnings	$(1.8)	$(0.3)	$(4.1)	$10.7
Segment sales	50.1	47.7	99.8	89.3
Segment operating margin	(106.6)%	(1.5)%	(55.8)%	11.5%
Segment adjusted operating margin	(3.6)%	(0.6)%	(4.1)%	12.0%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a goodwill impairment during the three and six months ended March 31, 2024.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Reported GAAP segment operating (loss) earnings	$(53.4)	$(0.7)	$(55.7)	$10.3
Depreciation, depletion and amortization	8.7	8.1	17.1	16.4
Segment EBITDA	$(44.7)	$7.4	$(38.6)	$26.7
Restructuring charges(1)	0.6	0.4	0.6	0.4
Loss on goodwill impairment(2)	51.0	—	51.0	—
Segment adjusted EBITDA	$6.9	$7.8	$13.0	$27.1
Segment sales	50.1	47.7	99.8	89.3
Segment EBITDA margin	(89.2)%	15.5%	(38.7)%	29.9%
Segment adjusted EBITDA margin	13.8%	16.4%	13.0%	30.3%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a goodwill impairment during the three and six months ended March 31, 2024.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Sales	$364.0	$411.1	$705.7	$763.5
Shipping and handling cost	110.6	130.1	201.9	237.5
Product cost	180.5	195.8	360.3	370.8
Gross profit	72.9	85.2	143.5	155.2
Selling, general and administrative expenses	33.3	34.4	79.0	76.2
Loss on impairments	106.6	—	181.4	—
Other operating (income) expense	(21.2)	2.9	(15.8)	3.2
Operating (loss) earnings	(45.8)	47.9	(101.1)	75.8
Other (income) expense:
Interest income	(0.2)	(1.9)	(0.6)	(3.0)
Interest expense	17.1	14.2	32.9	28.1
(Gain) loss on foreign exchange	(2.5)	(0.2)	(0.6)	2.3
Net loss in equity investee	—	1.4	—	2.3
Other expense, net	0.9	0.9	1.6	1.0
(Loss) earnings before income taxes	(61.1)	33.5	(134.4)	45.1
Income tax (benefit) expense	(13.1)	55.1	(11.3)	67.0
Net loss	$(48.0)	$(21.6)	$(123.1)	$(21.9)

Basic net loss per common share	$(1.16)	$(0.53)	$(2.99)	$(0.55)
Diluted net loss per common share	$(1.16)	$(0.53)	$(2.99)	$(0.55)
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,306	41,110	41,255	40,423
Diluted	41,306	41,110	41,255	40,423
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 684,000 and 732,000 weighted participating securities for the three and six months ended March 31, 2024, respectively, and 439,000 and 477,000 weighted participating securities for the three and six months ended March 31, 2023, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31,	Sept. 30,
	2024	2023
ASSETS
Cash and cash equivalents	$40.0	$38.7
Receivables, net	143.0	129.5
Inventories	367.7	392.2
Other current assets	47.4	33.4
Property, plant and equipment, net	793.5	852.2
Intangible and other noncurrent assets	260.5	372.0
Total assets	$1,652.1	$1,818.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$5.0	$5.0
Other current liabilities	195.9	270.8
Long-term debt, net of current portion	872.2	800.3
Deferred income taxes and other noncurrent liabilities	191.3	224.7
Total stockholders' equity	387.7	517.2
Total liabilities and stockholders' equity	$1,652.1	$1,818.0

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$22.3	$149.5

Cash flows from investing activities:
Capital expenditures	(65.3)	(49.3)
Other, net	(1.1)	(0.3)

Net cash used in investing activities	(66.4)	(49.6)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	217.2	16.7
Principal payments on revolving credit facility borrowings	(176.5)	(168.2)
Proceeds from issuance of long-term debt	69.4	37.5
Principal payments on long-term debt	(38.0)	(9.1)
Payments for contingent consideration	(9.1)	—
Net proceeds from private placement of common stock	—	240.7
Dividends paid	(12.7)	(12.6)
Deferred financing costs	(2.1)	—
Shares withheld to satisfy employee tax obligations	(1.8)	(1.6)
Other, net	(1.1)	(0.5)

Net cash provided by financing activities	45.3	102.9
Effect of exchange rate changes on cash and cash equivalents	0.1	0.8
Net change in cash and cash equivalents	1.3	203.6
Cash and cash equivalents, beginning of the year	38.7	46.1

Cash and cash equivalents, end of period	$40.0	$249.7

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2024	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$310.4	$50.1	$3.5	$364.0
Intersegment sales	—	0.7	(0.7)	—
Shipping and handling cost	104.0	6.6	—	110.6
Operating earnings (loss)(2)	66.4	(53.4)	(58.8)	(45.8)
Depreciation, depletion and amortization	16.2	8.7	1.9	26.8
Total assets (as of end of period)	998.4	416.0	237.7	1,652.1

Three Months Ended March 31, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$360.5	$47.7	$2.9	$411.1
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	124.0	6.1	—	130.1
Operating earnings (loss)(3)(4)	73.1	(0.7)	(24.5)	47.9
Depreciation, depletion and amortization	14.8	8.1	1.6	24.5
Total assets (as of end of period)	924.1	472.7	387.9	1,784.7

Six Months Ended March 31, 2024	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$584.7	$99.8	$21.2	$705.7
Intersegment sales	—	3.8	(3.8)	—
Shipping and handling cost	187.7	13.6	0.6	201.9
Operating earnings (loss)(2)	116.9	(55.7)	(162.3)	(101.1)
Depreciation, depletion and amortization	31.4	17.1	3.8	52.3

Compass Minerals Reports Second Quarter Earnings

Six Months Ended March 31, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$668.6	$89.3	$5.6	$763.5
Intersegment sales	—	4.3	(4.3)	—
Shipping and handling cost	226.7	10.8	—	237.5
Operating earnings (loss)(3)(4)	120.2	10.3	(54.7)	75.8
Depreciation, depletion and amortization	28.7	16.4	3.3	48.4
(1)    Corporate and other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments, lithium costs and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    The company recognized impairments of goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition of $108.1 million and $182.9 million during the three and six months ended March 31, 2024, respectively, which impacted operating results. The company also recognized the impairment of long-lived assets related to the termination of the lithium development project for the six months ended March 31, 2024.
(3)    Corporate operating results were impacted by net gains of $24.3 million and $21.4 million related to the decline in the valuation of the Fortress contingent consideration for the three and six months ended March 31, 2024, respectively. Corporate operating results also include net reimbursements related to the settled SEC investigation of $0.4 million and $0.1 million for the three and six months ended March 31, 2023, respectively.
(4)    The company continued to take steps to align its cost structure to its current business needs. These initiatives impacted Corporate operating results and resulted in net severance and related charges for reductions in workforce and changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project of $3.1 million and $5.6 million for the three and six months ended March 31, 2024, respectively, and $3.3 million for the three and six months ended March 31, 2023.